Exhibit 99.1

For Immediate Release October 16, 2003	www.fairchildsemi.com
Investor Relations:
Dan Janson 207-775-4605 investor@fairchildsemi.com

Corporate Communications:
Fran Harrison 207-775-8576 fran.harrison@fairchildsemi.com

Public Relations Firm:
Barbara Ewen CHEN PR 781-466-8282 bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Reports Third Quarter Results

•	Quarter-End Backlog at Highest Level in Over a Year

•	Pro Forma Gross and Operating Margins Improve Sequentially

•	Strong Demand Seen Across Multiple End Markets

•	Positive Operating Cash Flow for 20th Consecutive Quarter

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of high performance products that optimize power in multiple end markets, today announced results for the third quarter ended September 28, 2003. Fairchild reported third quarter sales of $328.4 million, with a net loss of $5.4 million or $0.05 per share. Included in the third quarter 2003 results are pre-tax charges of $6.0 million associated with restructuring activities announced in July of 2003.

Fairchild reported a sequential increase in pro forma net income to $5.5 million, or $0.05 per diluted share compared to pro forma net income of $3.8 million, or $0.03 per diluted share in the previous quarter. Pro forma net income excludes amortization of acquisition-related intangibles, restructuring and impairments, and other items. Excluding these charges, pro forma operating margin for the third quarter was 5.8%, up 10 basis points sequentially.

“I am very pleased with our performance in the third quarter,” said Kirk Pond, Fairchild chairman, president and CEO. “We met our guidance on sales, exceeded our forecast on operating margin, and improved our pro forma EPS over last quarter despite our lower starting backlog and excess inventory in the Asian distribution channel at the beginning of the third quarter. Turns business accelerated as we moved through the third quarter enabling us to more than double our shipments in September compared to July. We built backlog for fourth quarter deliveries at a consistently high pace throughout the quarter and entered the fourth quarter with our 13 week backlog at its highest level in over a year. This improved demand visibility is allowing us to be more selective in taking additional business. Our power discrete business is quite strong especially in low voltage where our backlog is at its highest level this year and with generally higher margins than for products we shipped in the third quarter. Business has improved, as we would expect, entering the fourth quarter. If we have a good holiday sell-through and business remains strong in the latter half of the fourth quarter this should set a positive tone for the first half of next year and may signal something greater than a normal seasonal uptick for the industry.

“I am also very excited about our pipeline of new products,” Pond stated. “Products like the monolithic green mode power switches, our new VRM 10 power management chipsets, high voltage IGBTs, and our leading edge power MOSFETs in advanced packages are driving increased revenue at better margins. We are winning new designs at key customers by delivering higher value power solutions.”

End Market, Channel, and Regional Trends

“We experienced strong, broad based demand throughout the third quarter,” explained Hans Wildenberg, Fairchild’s executive vice president and chief operating officer. “End markets that were particularly strong include cell phones, industrial, computing, and consumer where orders were up and backlog is now above first quarter and well above second quarter 2003 levels.

“We saw increased bookings across all channels with OEMs and distribution orders higher sequentially and up more than 15% from first quarter 2003,” said Wildenberg. “We believe that supply chain inventory remains lean for all our products especially for our power discrete business where demand has been the strongest. We successfully worked down the abnormally high distribution inventory which resulted from the impact of SARS on Asian demand. Our distribution inventory dropped by more than 10% sequentially while resales were up over 10% during the third quarter. We started the fourth quarter with inventory at our distributors under our target of 13 weeks of supply on hand compared to the approximately 15 weeks of supply at distributors a quarter ago.

“Regional activity reflected a strong resurgence in Asian demand,” stated Wildenberg. “It seems that the SARS impact is truly behind us. Orders in Asia, including China and Korea, were up substantially from the prior quarter and more than 20% from first quarter 2003. Demand in the Americas also increased sequentially and the other regions were in line with our expectations. Asia is growing quickly, and Fairchild has a dominant power market share in the region. We believe the addition of our new, state-of-the-art assembly and test facility in Suzhou, China as well as the six new power system design centers of excellence, four of which are in Asia, will extend our market leadership in the region.”

Design Wins and New Products

“We are driving new business opportunities and higher revenue with our new product introductions,” stated Wildenberg. “This quarter we released a number of new green mode analog power switches that offer our customers a smaller, lighter, more efficient power conversion solution for applications as diverse as cell phone battery chargers to plasma display panels.

“We are continuing to expand our power management solutions for computing end markets,” said Wildenberg. “Our combination of leading-edge power supply controllers, drivers, and power MOSFETs to support the VRM10 specification for desktop computers and servers continues to gain momentum with a number of design wins at key customers in the third quarter. We are also expanding our business in IGBT products for ignition control and induction heating applications. Our latest IGBT solutions for induction heating, commonly used in household appliances, continue to win new designs at attractive margins. We are also seeing significant demand for our new power MOSFETs in advanced ball grid array (BGA) packages. We believe our continued investment in new products, during every phase of the last business cycle, will enable Fairchild to improve margins and increase revenue as we extend our lead as the No. 1 power semiconductor supplier in the world.”

Third Quarter Financials

“Fairchild executed well in the third quarter, exceeding our operating margin guidance and beating the consensus estimate for earnings,” said Matt Towse, Fairchild’s senior vice president and chief financial officer. “We generated $19.9 million in operating cash flow and held our cash and marketable investments roughly flat to the second quarter at $612.5 million. Net interest expense dropped to $14.3 million due to our previously announced debt refinancing which we completed in the second quarter of this year. Given our potential for increased cash flow with an improving business outlook, we expect to continue to strengthen our balance sheet over the next several quarters.”

Fourth Quarter Guidance

“We expect fourth quarter revenues to increase 6 to 8% sequentially,” said Towse. “We had roughly 75% of this amount already on backlog as we entered the quarter and have seen continued strong bookings and turns business so far in the fourth quarter. We believe this level of revenue growth, which is on the high side of our typical seasonality, is being driven largely by our leading position in the fast growing power analog and discrete market and our regional strength in Asia.”

“We anticipate operating margins will be up 100 to 200 basis points sequentially due to the combined effect of the leverage we expect to get from higher revenue, improved product mix driving higher margins, and lower costs,” said Towse. “We also expect net interest expense to be approximately $15 million and depreciation and amortization, net of amortization of intangibles, to be around $39 – 40 million in the fourth quarter. We continue to plan capex spending at around 8 – 10% of sales. We expect our tax rate to be about 20% in the fourth quarter and about 25% during 2004. Overall, I am very encouraged with our third quarter results and am optimistic about our potential for increased profitability in the fourth quarter and 2004.”

This press release is accompanied by pro forma statements of operations (which exclude expenses for amortization of intangibles, restructuring, impairments and other items), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these expenses and other items), and a reconciliation from pro forma to GAAP results.

Special Note on Forward Looking Statements:

The statements in the fourth quarter guidance section above are forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors’ actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

Fairchild Semiconductor International, Inc.
Pro Forma Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 28,	September 29,	September 28,	September 29,
	2003	2002	2003	2002

Total revenue	$330.7	$360.6	$1,032.1	$1,058.0
Operating expenses:
Cost of sales	258.0	270.5	803.6	791.9
Research and development	17.9	20.0	55.8	62.5
Selling, general and administrative	35.5	36.4	112.2	108.5

Total operating expenses	311.4	326.9	971.6	962.9

Operating income	19.3	33.7	60.5	95.1
Interest expense, net	14.3	17.5	52.2	69.1

Income before income taxes	5.0	16.2	8.3	26.0
Provision (benefit) for income taxes	(0.5)	5.7	(5.5)	9.1

Pro forma net income	$5.5	$10.5	$13.8	$16.9

Pro forma net income per common share:
Basic	$0.05	$0.09	$0.12	$0.16

Diluted	$0.05	$0.09	$0.12	$0.15

Weighted average common shares:
Basic	117.5	117.0	117.4	108.1

Diluted (1)	120.2	118.7	118.9	112.4

Pro forma statements of operations are intended to present the Company’s operating results, excluding special items described below, for the periods presented.

Pro forma net income and pro forma operating income are presented because we use them as additional measures of our operating performance. EBITDA, pro forma net income, and pro forma operating income should not be considered as alternatives to net income, operating income, or other consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

During the nine months ended September 28, 2003 and September 29, 2002 the special items included restructuring and impairments, distributor sales reserves associated with restructuring, inventory charges associated with restructuring, costs associated with the redemption of 10 3/8% and 10 1/8% notes, purchased in-process research and development, gain on sale of space and defense product line and amortization of acquisition-related intangibles.

(1)  Diluted pro forma net income per common share is calculated using weighted average common shares that take into consideration the dilutive effect of stock options and deferred stock units, which are anti-dilutive in the calculation of net loss per common share.

Fairchild Semiconductor International, Inc.
Reconciliation of Net Loss To Pro Forma Net Income
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 28,	September 29,	September 28,	September 29,
	2003	2002	2003	2002

Net income (loss)	$(5.4)	$4.3	$(86.8)	$(6.0)
Adjustments to reconcile net income (loss) to pro forma net income:
Restructuring and impairments	2.6	—	62.7	3.6
Distributor sales reserves associated with restructuring	2.3	—	5.5	—
Inventory charge associated with restructuring	1.1	—	4.0	—
Costs associated with the redemption of the 10 3/8% Notes	—	—	23.4	—
Costs associated with the redemption of the 10 1/8% Notes	—	—	—	22.1
Purchased in-process research and development	—	—	—	1.7
Gain on sale of space and defense product line	—	—	—	(20.5)
Amortization of acquisition-related intangibles	7.9	9.5	25.3	28.3
Associated tax effects	(3.0)	(3.3)	(20.3)	(12.3)

Pro forma net income	$5.5	$10.5	$13.8	$16.9

Fairchild Semiconductor International, Inc.
Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 28,	September 29,	September 28,	September 29,
	2003	2002	2003	2002

Total revenue	$328.4	$360.6	$1,026.6	$1,058.0
Operating expenses:
Cost of sales	259.1	270.5	807.6	791.9
Research and development	17.9	20.0	55.8	62.5
Selling, general and administrative	35.5	36.4	112.2	108.5
Amortization of acquisition-related intangibles	7.9	9.5	25.3	28.3
Restructuring and impairments	2.6	—	62.7	3.6
Purchased in-process research & development	—	—	—	1.7

Total operating expenses	323.0	336.4	1,063.6	996.5

Operating income (loss)	5.4	24.2	(37.0)	61.5
Interest expense, net	14.3	17.5	52.2	69.1
Other expense, net	—	—	23.4	1.6

Income (loss) before income taxes	(8.9)	6.7	(112.6)	(9.2)
Provision (benefit) for income taxes	(3.5)	2.4	(25.8)	(3.2)

Net income (loss)	$(5.4)	$4.3	$(86.8)	$(6.0)

Net income (loss) per common share:
Basic	$(0.05)	$0.04	$(0.74)	$(0.06)

Diluted	$(0.05)	$0.04	$(0.74)	$(0.06)

Weighted average common shares:
Basic	117.5	117.0	117.4	108.1

Diluted	117.5	118.7	117.4	108.1

Fairchild Semiconductor International, Inc.
Balance Sheets
(In millions)
(Unaudited)

	September 28,	December 29,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$506.1	$618.3
Short-term marketable securities	7.8	2.0
Receivables, net	146.0	150.6
Inventories	210.4	208.8
Other current assets	47.7	40.6

Total current assets	918.0	1,020.3
Property, plant and equipment, net	617.4	660.9
Intangible assets, net	413.2	438.5
Long-term marketable securities	98.6	30.4
Other assets	172.4	138.0

Total assets	$2,219.6	$2,288.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.3	$0.4
Accounts payable	96.0	113.7
Accrued expenses and other current liabilities	121.8	92.8

Total current liabilities	221.1	206.9
Long-term debt, less current portion	849.4	852.8
Other liabilities	14.1	13.2

Total liabilities	1,084.6	1,072.9
Total stockholders’ equity	1,135.0	1,215.2

Total liabilities and stockholders’ equity	$2,219.6	$2,288.1

Fairchild Semiconductor International, Inc.
Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended

	September 28,	September 29,
	2003	2002

Cash flows from operating activities:
Net loss	$(86.8)	$(6.0)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	137.9	125.8
Restructuring and impairments, net of cash expended	49.7	0.7
Purchased in-process research and development	—	1.7
Other	(26.7)	(21.1)
Changes in operating assets and liabilities, net of acquisitions	(9.0)	(26.5)

Cash provided by operating activities	65.1	74.6

Cash flows from investing activities:
Capital expenditures	(95.8)	(88.0)
Acquisitions and divestitures, net of cash acquired	—	23.9
Purchase of marketable securities	(136.8)	—
Sale of marketable securities	62.0	—
Other	(1.0)	(2.2)

Cash used in investing activities	(171.6)	(66.3)

Cash flows from financing activities:
Repayment of long-term debt	(300.5)	(285.4)
Issuance of long-term debt	300.0	—
Proceeds from issuance of common stock and from exercise of stock options, net	7.8	409.7
Other	(13.0)	(4.6)

Cash provided by (used in) financing activities	(5.7)	119.7

Net change in cash and cash equivalents	(112.2)	128.0
Cash and cash equivalents at beginning of period	618.3	504.4

Cash and cash equivalents at end of period	$506.1	$632.4